Exhibit 10.4

October 11, 2007

John T. Wyatt

Dear Tom,

This letter is to confirm your appointment as Division President, Outlet. In this position you will report to Glenn Murphy, Chairman and CEO, Gap Inc.

Salary. Effective on the Start Date, your annual salary was increased to $700,000, payable every two weeks. You are scheduled to receive a performance review in March 2008.

Start Date. Your first day in your new position was October 1, 2007.

Annual Bonus. Based on your position as Division President, you will continue to be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as individual performance. Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Your annual bonus for fiscal year 2007 is scheduled for payment in March 2008. You must be employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Performance Stock Awards. Based on your position as Division President, you will continue to be eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or Division financial objectives. Under the current program, your annual target for this program is equal to 50% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 100%. Performance stock awards will be prorated based on active time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. For fiscal 2007, the award of your performance stock units is scheduled to be made in March 2008 provided you are employed by Gap Inc. on the date of the award with a performance rating of “On Target” or above. The number of performance units will be determined in March 2008 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. The award will vest 50% two years from the date of grant and 50% three years from the date of grant provided you are employed by Gap Inc. on the vesting dates. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

John T. Wyatt

October 11, 2007

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You may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2009, the Company will provide you the following in exchange for your release of any claims you may have against the Company and its officers and directors:

(1) Your then current salary, at regular pay cycle intervals, for eighteen months (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) During the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, the equivalent of the amount of the Company’s then current contribution to the cost of health benefits for you and your eligible dependents, if any.

(3) During the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the financial counseling program the Company provides to senior executives.

(4) The vesting of stock options and stock awards that otherwise would not have vested as of your termination date from the date of termination up to and including the date 18 months from your termination date. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

The payments above are taxable income to you and are subject to tax withholding. Payments will be made over the applicable time period following your termination in accordance with section 409A of the Internal Revenue Code.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007

John T. Wyatt

October 11, 2007

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where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. As a Division President, you are now subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. You also agree to abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Ingrid Freire in Gap Inc. Stock Administration, at (415) 427-4697.

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way or precluding Gap Inc. from revoking this offer of employment at any time. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company. In the event that there is any dispute over the terms, enforcement or obligations under this agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and costs incurred to enforce the agreement.

Please review this agreement, sign one set of the enclosed originals and return to Eva Sage-Gavin at Gap Inc. You may keep the other original for your personal records.

Tom, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

/s/ Glenn Murphy
Glenn Murphy Chairman and CEO, Gap Inc.

Confirmed this 26th day of October, 2007

/s/ John T. Wyatt
John T. Wyatt